Exhibit 11.1

                             EVEREST RE GROUP, LTD.
                        COMPUTATION OF EARNINGS PER SHARE
               For The Three Months and Six Months Ended June 30,
                                  2000 and 1999
                             (Dollars in thousands)

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                                 Three Months Ended          Six Months Ended
                                       June 30,                    June 30,
                              -----------------------------------------------------
                                  2000          1999          2000          1999
                              -------------------------   -------------------------
Net Income (Numerator)        $    38,729   $    38,065   $    87,287   $    79,307
                              ===========   ===========   ===========   ===========

Weighted average common
 and effect of dilutive
 shares used in the
 computation of net
 income per share:
 Average shares outstanding
  - basic (denominator)        45,820,057    48,678,533    45,854,375    49,237,702
  Effect of dilutive shares:
   Options outstanding            303,846       218,645       209,766       220,489
   Options exercised                  171            -            387           483
   Options cancelled                  960            18           504             9
                              -----------   -----------   -----------   -----------
 Average share outstanding
  - diluted (denominator)      46,125,034    48,897,196    46,065,032    49,458,683


Net Income per common share:
 Basic                        $      0.85   $      0.78   $      1.90   $      1.61
 Diluted                             0.84          0.78          1.89          1.60

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